EXHIBIT (a)(3)

INSIGHT COMMUNICATIONS COMPANY, INC.

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

NOTICE OF WITHDRAWAL FORM

If you previously elected to participate in the offer (the “Offer”) by Insight Communications Company, Inc. (“Insight”) described in the Offer to Exchange dated November 7, 2003 (the “Offer to Exchange”), and you would now like to change your prior election and withdraw your tendered options, you must properly complete, sign, date and deliver this Notice of Withdrawal Form (“Withdrawal Form”) to Insight pursuant to the Instructions accompanying this Withdrawal Form, by no later than the expiration of the Offer. The Offer will expire at 5:00 p.m. Eastern Time on December 9, 2003, unless extended. If we extend the Offer, you may change your prior election and withdraw your tendered options at any time before the expiration of the extended deadline.

If you wish to withdraw any options, you must withdraw all of your tendered options granted under that option grant, but you will not be required to withdraw any tendered options from any other option grant. Please list below your tendered options you wish to withdraw from the Offer.

Grant Date	Exercise Price	Grant Type	Number of Options

If Insight receives one or more Election Forms and one or more Withdrawal Forms signed by you, Insight will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

Acknowledgement and Signature:

I previously completed, signed, dated and delivered to Insight the Election Form, in which I elected to participate in the Offer. I now wish to change my prior election and withdraw my tendered options.

By properly completing, signing, and dating this Withdrawal Form and delivering it to Insight pursuant to the Instructions accompanying this Election Form, I voluntarily elect to change my prior election to participate in the Offer and withdraw my tendered options listed in the table above. I understand and acknowledge that if Insight accepts my withdrawal, my eligible options will remain outstanding until they terminate, expire according to their terms or are exercised. They will retain their current exercise price and other terms and conditions under the Insight Communications Company, Inc. 1999 Equity Incentive Plan (formerly known as the 1999 Stock

Option Plan) and the award agreement under which the options were granted and I will not receive any replacement options.

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